Exhibit 10.11

SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (this “Agreement” or “Separation Agreement”) is entered into by and between Forge Global Holdings, Inc. (the “Company”), and Mark Lee (“Executive”).

WITNESSETH

WHEREAS, Executive has entered into an Amended and Restated Employment Agreement dated as of March 26, 2024 with the Company (the “Employment Agreement”) and has been employed by the Company in the position of Chief Financial Officer;

WHEREAS, as of January 20, 2025, Executive held a total of 905,739 unvested restricted stock units (“RSUs”), in each case, pursuant to the terms and conditions of the Company’s 2022 Stock Option and Incentive Plan (as amended from time to time, the “2022 Plan”) and the applicable award agreements;

WHEREAS, unless otherwise approved by the Company, Executive’s last day of employment with the Company will be June 30, 2025 (the “Separation Date”), upon which Executive’s employment and/or service relationship with the Company and its affiliates shall terminate for all purposes;

WHEREAS, from January 20, 2025 until the Separation Date (the “Transition Period”), Executive shall continue to serve as an at-will employee as the Chief of Strategic Wealth Solutions and the terms of the Employment Agreement shall continue to govern Executive’s employment through the Separation Date or such earlier date that the Executive’s at-will employment with the Company terminates during the Transition Period (the “Earlier Separation Date”), other than as specified herein;

WHEREAS, in exchange for Executive executing and complying with the terms of this Agreement, including without limitation Executive’s execution and non-revocation of the general release of claims herein, the Company has agreed to provide Executive the below-described benefits and arrangements; and

WHEREAS, voluntarily and of Executive’s own free will, Executive desires to accept the Company’s offer in exchange for executing and complying with the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Company and Executive hereby agree as follows:

1.Separation of Employment. Executive confirms and understands that unless otherwise expressly set forth herein, regardless of whether Executive executes and does not revoke his acceptance to this Agreement, Executive’s employment and/or service relationship with the Company and any of its affiliates shall terminate and cease for all purposes effective as of the earlier of the Separation Date or Earlier Separation Date, including for purposes of all salary, wages, compensation, benefits, bonuses, equity, vesting, and any other interests or benefits unless otherwise expressly set forth herein. Regardless of whether Executive timely executes and does not revoke his acceptance to this Agreement, Executive shall be paid Executive’s (i) base salary earned through the earlier of the Separation Date or Earlier Separation Date, (ii) unpaid expense reimbursements and unused paid time off that accrued through the earlier of the Separation Date or Earlier Separation Date on or before the time required by law, and (iii) any vested benefits the Executive may have under any employee benefit plan of the Company through the earlier of the Separation Date or Earlier Separation Date, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans; provided, however, that in the event Executive’s employment is terminated by the Company without Cause (as defined in the Employment Agreement) prior to the Separation Date, the Company will continue to pay his current base salary through the Separation Date.

2.Separation Benefits. In consideration of Executive’s promises and covenants set forth herein and further conditioned upon: (a) Executive executing, dating and delivering this Agreement to the Company in accordance with the terms provided in the paragraph titled “Older Worker Benefit Protection Act Disclosure”; (b) Executive not revoking this Agreement as provided for in the section titled “Older Worker Benefit Protection Act Disclosure”; (c) Executive executing, dating and delivering the Affirmation of General Release of Claims attached hereto as Exhibit A (the “Affirmation”) to the Company no earlier than the earlier of (i) the Separation Date and no later than three (3) business days after the Separation Date or (ii) the Earlier Separation Date and no later than three (3) business days after the Earlier Separation Date; (d) Executive’s compliance with all the material terms of this Agreement, as well as his continued compliance with the material terms of that certain Proprietary Information and Additional Covenants Agreement, dated October 25, 2018 (the “PICA”) and (e) Executive’s continued service with the Company as an at-will employee through the earlier of the Separation Date or Earlier Separation Date, Company shall pay or provide to Executive the following (collectively, the “Separation Benefits”):

(a)Severance Payment. The Company agrees to pay Executive a lump sum total of $630,000, which represents one and a half (1.5) times his 2024 base salary (the “Severance Salary”). In addition, the Company agrees to pay Executive (1) a lump sum amount equivalent to one and a half (1.5) times the greater of (i) the average of the 2024 and 2023 annual bonuses received by Executive from the Company or any of its affiliates, or (ii) the 2024 bonus received by Executive from the Company or any of its affiliates (the “Severance Bonus”) and (2) a lump sum total of up to $142,506 (the “2025 Bonus”), which represents 87% of Executive’s 2024 annual target bonus opportunity, prorated to the six (6) whole months Executive is anticipated to remain employed by the Company during the Transition Period. The Company shall pay the Severance Salary and Severance Bonus to Executive within ten (10) days after the Effective Date. The Company shall pay the 2025 Bonus to Executive within ten (10) days after the Executive’s execution of the Affirmation. Notwithstanding the foregoing, if an Earlier Separation Date occurs due to Executive’s resignation prior to the Separation Date, the 2025 Bonus amount shall be reduced pro rata by the number of whole months elapsed during calendar year 2025 up to the Earlier Separation Date. In the event Executive’s employment is terminated by the Company without Cause (as defined in the Employment Agreement) prior to the Separation Date, the 2025 Bonus shall not be reduced.

(b)Accelerated Vesting of RSUs. Executive shall be entitled to receive accelerated vesting of all RSUs eligible to vest during the eighteen (18) month period starting from January 20, 2025 and ending July 20, 2026 that have not already vested prior to the Effective Date (the “Accelerated RSUs”). The Accelerated RSUs shall be accelerated as of the Effective Date and settled during the next regularly scheduled settlement period for Company employees.

After taking into account the Accelerated RSUs, Executive shall also be entitled to continued vesting of his remaining unvested RSUs (the “Remaining RSUs”) for as long as Executive continues to serve as an at-will employee of the Company during the Transition Period. Notwithstanding the foregoing, if an Earlier Separation Date occurs due to Executive’s resignation prior to the Separation Date, any unvested portion of the Remaining RSUs shall be forfeited for no consideration as of such Earlier Separation Date. In the event Executive’s employment is terminated by the Company without Cause (as defined in the Employment Agreement) prior to the Separation Date, all Remaining RSUs that have not already vested as of such date shall be accelerated upon the Executive’s execution of the Affirmation and shall be settled during the Company’s next regularly scheduled settlement period for Company employees.

(c)COBRA Payments. If the Executive was participating in the Company’s group health plan immediately prior to the Separation Date or Earlier Separation Date (as applicable) and properly elects to continue health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then the Company shall pay the monthly employer COBRA premium for the same level of group health coverage as in effect for Executive on the Separation Date or Earlier Separation Date (as applicable) until the earliest of (i) eighteen (18) months following the Separation Date or Earlier Separation Date (as applicable) or (ii) the end of Executive’s eligibility under COBRA continuation coverage.

The payments, benefits, and arrangements described in this Section 2 are collectively referred to herein as the “Separation Benefits.”

3.Full Payment and Satisfaction. Executive acknowledges and agrees that (i) subject to receipt of the Executive’s receipt of the payments described in Section 1 above and Separation Benefits described in Section 2 above, Executive will have received full and timely payment of all compensation, salary, wages, bonuses, commissions, distributions, vacation pay, paid time off, severance, incentive pay, equity, profits, phantom stock payments, change in control bonuses, or other payments or benefits owed or which ever have been owed by the Company or any of its affiliates through the earlier of the Separation Date or Earlier Separation Date, including without limitation, pursuant to the 2022 Plan, the Amended and Restated Forge Global, Inc. 2018 Equity Incentive Plan (the “2018 Plan,” and together with the 2022 Plan, the “Plans”), and the applicable award agreements under the Plans (the “Award Agreements”), and

(ii) the Separation Benefits provided herein, individually or in the aggregate, are in exchange for his execution and non-revocation of this Agreement, as well as his compliance with the terms hereof.

4.General Release of Claims. In exchange for the consideration set forth herein, including the Separation Benefits, Executive, for Executive, Executive’s agents, attorneys, heirs, beneficiaries, administrators, executors, successors, assigns, and other representatives, and anyone acting or claiming on Executive’s or their joint or several behalf, hereby releases, waives, and forever discharges the Company, and all of its past, present or future parents, subsidiaries or affiliates, and any of its or their past, present or future employees, officers, directors, managers, trustees, board members, owners, equity holders, agents, attorneys, insurers or benefit plans and any of its or their predecessors, successors, assigns, and other representatives, and anyone acting on their joint or several behalf (the “Releasees”), from any and all known and unknown, suspected or unsuspected, claims, causes of action, demands, damages, costs, expenses, attorneys’ fees, liabilities, or other losses, from the beginning of time through the date this Separation Agreement is executed, including, but not limited to, those that in any way arise from, grow out of, or are related to Executive’s employment and/or service relationship with the Company or any of its affiliates or subsidiaries or the termination thereof or any contracts, agreements, awards, policies, plans, programs or practices with or of any Releasee. By way of example only and without limiting the immediately preceding sentence, Executive agrees that Executive is releasing, waiving, and discharging

(a)any and all claims against the Company and the Releasees under (i) any federal, state, or local employment law or statute, including, but not limited to Title VII of the Civil Rights Act(s) of 1964 and 1991, the Age Discrimination in Employment Act, as amended, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification (WARN) Act and any state or local equivalent law(s), the Older Workers Benefit Protection Act, the Fair Labor Standards Act, Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, the Rehabilitation Act of 1973, the Fair Credit Reporting Act, the Employee Retirement Income Security Act of 1974, and the Uniformed Services Employment and Reemployment Rights Act; (ii) applicable state or local civil rights law(s), including without limitation the New York State Human Rights Law; the New York Labor Law (including but not limited to the Retaliatory Action by Employers Law, the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law), the New York Civil Rights Law; Section 125 of the New York Workers’ Compensation Law; Article 23-A of the New York Correction Law; the New York City Human Rights Law; the New York City Earned Sick Leave Law, each as amended; and (iii) any federal, state or municipal law, statute, ordinance or common law doctrine;

(b)any claim to benefits under any plan, or under the federal Employee Retirement Income Security Act of 1974, as amended, except for Executive’s right to any benefits to which Executive is entitled under any retirement plan of the Company that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, or Executive’s rights, if any, under COBRA;

(c)any and all claims under common law, including any claim for tort, breach of contract (express or implied, written or oral), quasi contract, wrongful or constructive discharge, defamation, intentional infliction of emotional distress, misrepresentation, fraud, or negligence; (d) any and all claims arising under or in connection with any agreement, understanding, contract, promise, or arrangement, written or oral, between Executive and the Company and/or any of the Releasees, including but not limited to any claims arising under or in connection with the Award Agreements or the Plans; (e) any and all claims for or relating to any compensation, distributions, salary, wages, bonuses, commissions, income, carried interest, contributions, distributions, fees, income, contributions, overtime pay, incentive compensation, equity-based compensation, stock options, shares, equity, or any other actual or prospective stock, equity, option, profits, awards or grants; and (f) any other claims Executive may now have against the Releasees, whether known or unknown to Executive; Notwithstanding any releases granted in the foregoing, Executive’s right to be held harmless and Executive’s right to indemnification and advancement/payment of fees and costs from the Company, as reflected in that certain indemnity agreement, effective as of March 21, 2022 (the “Indemnification Agreement”), or under the Company’s by-laws or certificate of incorporation or applicable law, or under any applicable insurance policies (including, without limitation, D&O policies and EPLI policies), shall not be released, altered, or limited in any way as a result of the foregoing.

In addition, in exchange for Executive’s release herein and his compliance with this Agreement, the Company, on its behalf as well as any agents, attorneys, successors, assigns, and other representatives and anyone acting or claiming on the Company’s or their joint or several behalf, hereby releases, waives, and forever discharges Executive and all of his heirs, executors and/or affiliates, agents, attorneys, insurers and any of its or their predecessors, successors, assigns, and other representatives, and anyone acting on their joint or several behalf from any and all known and unknown, suspected or unsuspected, claims, causes of action, demands, damages, costs, expenses, attorneys’ fees, liabilities, or other losses, from the beginning of time through the date this Agreement is executed, including, but not limited to, those that in any way arise from, grow out of, or are related to Executive’s employment and/or service relationship with the Company or any of its affiliates or subsidiaries or the termination thereof or any contracts, agreements, awards, policies, plans, programs or practices.

Nothing contained herein shall be construed to prohibit Executive from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board, the Securities and Exchange Commission (the “SEC”), or other similar governmental agency (federal, state, or local), or participating in investigations by such government entity. However, Executive acknowledges that the release Executive executes herein waives Executive’s right to seek individual remedies in any such action or to seek or accept individual remedies or monetary damages in any such action or lawsuit arising from such charges or investigations, including but not limited to, back pay, front pay, or reinstatement; however, Executive may accept any monetary award offered by the SEC pursuant to Section 21F of the Securities and Exchange Act of 1934. Executive further agrees that if any person, organization, or other entity should bring a claim against the Releasees involving any matter covered by this Agreement, Executive will not accept any personal relief in any such action, including damages, attorneys’ fees, costs, and all other legal or equitable relief. Executive also does not release: (i) any rights or claims that may arise after Executive signs this Agreement or which arise under this Agreement; (ii) any rights or claims for unemployment compensation or workers’ compensation benefits; (iii) any rights under the Company’s 401(k) plan, if any; or (iv) any other rights that cannot be waived by private agreement or operation of law.

5.No Claims Filed. Executive affirms that, as of the date of execution of this Separation Agreement, Executive has filed no lawsuit, charge, claim or complaint with any governmental agency or in any court against the Company or the Releasees.

6.Affirmation of Post-Employment Obligations. In executing this Separation Agreement, Executive hereby reaffirms the post-employment obligations set forth in the PICA. It is expressly understood that the Company may (i) be entitled to repayment of all or a portion of the payments under Section 2 in the event that Executive materially breaches any of Executive’s obligations under this Separation Agreement or the PICA and the Company is materially harmed by such breaches or (ii) be entitled to all Erroneously Award Compensation as defined under the Company’s Compensation Recovery Policy.

7.Return of Company Property. Executive agrees that Executive will, unless otherwise agreed to in writing by the Company, return to the Company all property and equipment of the Company or its affiliates in Executive’s possession. In addition, all records, paper and electronic files, documents, software programs, and copies thereof, pertaining to the business of the Company or its affiliates, including without limitation any records, files, documents and programs which may constitute trade secrets and proprietary information belonging to the Company or its affiliates, in each case, shall be returned to the Company by or upon the earlier of the Separation Date or Earlier Separation Date. Executive may not retain copies of any such records, files, documents or programs, and hereby relinquishes and assigns to the Company any and all rights, if any, that Executive may have in any such records, files, documents or programs. Executive represents that Executive has not retained any information about the Company or its affiliates on any personal computer, personal phone, portable data storage device or otherwise.

8.Non-Disclosure; Confidentiality.

(a)Confidential Information. Subject to Section 10 below, Executive agrees that the circumstances of Executive’s separation and/or transition from the Company are strictly confidential, except that Executive may disclose the terms and conditions to Executive’s attorneys, accountants, tax consultants, spouse, state and federal tax authorities or as may otherwise be required by law (provided such parties are instructed to comply with this section).

(b)Defend Trade Secrets Act of 2016 Notice. Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company or its affiliates that (i) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to Executive’s attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing in this Separation Agreement or any other agreement between the parties or any other policies of the Company or its affiliates is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

9.Non-Disparagement. Subject to Section 10 below, Executive agrees that he will not make or cause to be made any negative, defamatory, or disparaging statements about the Company, any of the Releasees, and/or any of their respective businesses or reputations, in any manner, form, forum or media (including, without limitation, orally or in writing, in, to or via the press, any media, social media or forum, on-line, e-mail, text message, blog, posting, or otherwise) to any person, entity or third party, including without limitation to (a) any future, current or former Company employees, (b) the general public, (c) investors, clients, or customers of the Company, or (d) persons or entities with which the Company or other Releasees has or have or is or are known to be seeking business relationships. This obligation shall not in any way affect Executive’s obligation to testify truthfully in any legal proceeding or any rights Executive may have as described in Section 10 below. In addition, the Company shall not, through its directors and officers or, if willfully directed by the Company, through any other employee or agent of the Company, make or cause to be made any negative, defamatory, or disparaging statements about him in any manner, form, forum or media (including, without limitation, orally or in writing, in, to or via the press, any media, social media or forum, on-line, e-mail, text message, blog, posting, or otherwise) to any person, entity or third party.

10.Permitted Disclosures. Nothing in this Separation Agreement or any other agreement between the parties or any other policies of the Company or its affiliates shall prohibit or restrict Executive or Executive’s attorneys from: (a) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Separation Agreement, or as required by law or legal process, including with respect to possible violations of law; (b) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (c) accepting any U.S. Securities and Exchange Commission awards.

11.Future Cooperation. Executive agrees to reasonably cooperate with the Company as may be reasonably requested by the Company (a) in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against, by or on behalf of the Company or any of its affiliates; and (b) in connection with any inquiry regarding, investigation of or by, or legal action or complaint against the Company and/or any other Releasees that relates to events or occurrences that transpired while Executive was employed by the Company or about which Executive may otherwise have knowledge or information. The Company will reimburse Executive for reasonable business travel expenses incurred by

Executive in connection with providing cooperation under sub-parts (a) and (b) of this section, subject to receipt of appropriate documentation of such expenses.

12.No Admission of Wrongful Conduct. Executive hereby acknowledges and agrees that, by the Company providing the consideration described above and entering into this Separation Agreement, neither the Company nor any of the Releasees is admitting any unlawful or otherwise wrongful conduct or liability to Executive or Executive’s heirs, executors, administrators, assigns, agents, or other representatives. The Company and Releasees expressly deny any liability or alleged violation of any law, contract or applicable policy.

13.Older Worker Benefit Protection Act Disclosure. Executive recognizes that as part of Executive’s agreement to release any and all claims against the Releasees, Executive is releasing claims for age discrimination under the Age Discrimination in Employment Act. Accordingly, Executive has been afforded more than twenty-one (21) days from the date Executive received this Agreement to review this Agreement (the “Review Period”) and Executive has an additional period of seven (7) days after executing this Agreement to revoke it in writing to the Company under the terms of the Older Worker Benefit Protection Act. Any negotiated changes to this Agreement shall not restart the Review Period or extend any deadline for Executive to execute and return the Agreement to the Company. If timely signed, dated and returned to the Company and not revoked prior to the end of the seven (7) day revocation period, this Agreement shall be effective upon the expiration of the seven (7) day revocation period (the “Effective Date”). By Executive’s signature below, Executive represents and warrants that Executive has been advised to consult with an attorney of Executive’s own choosing, that Executive has been given a reasonable amount of time to consider this Agreement, and that Executive is voluntarily and knowingly waiving any right he could possibly claim to review the Agreement for an additional period of time.

14.Taxes. The Company may withhold from any amounts payable under this Separation Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Separation Agreement, the Company shall not be obligated to guarantee any particular tax result for Executive with respect to any payment provided to Executive hereunder, the Company makes no representation or warranty regarding the tax treatment and/or tax consequences of any payment described herein, and Executive shall be responsible for any taxes imposed on Executive with respect to any such payment.

15.Section 409A. As applicable, the parties intend that this Agreement will be administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

16.Governing Law. This Separation Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.

17.Statement Regarding Executive’s Transition. Executive and the Company agree to coordinate in good faith on the terms of any internal and external statements with respect to Executive’s transition and separation from the Company.

18.Entire Agreement. Except as expressly set forth herein, this Separation Agreement (including Exhibit A hereto), constitutes the entire agreement between the Company and Executive with respect to the subject matter of this Separation Agreement and supersedes and replaces any prior understandings, agreements or representations, written or oral, concerning the subject matter of this Agreement. The terms of Exhibit A to this Agreement, as well as the Indemnity Agreement, are incorporated herein by reference and are part of this Agreement as if set forth fully herein. This is an integrated document. By signing below, Executive acknowledges that he is not relying on any promises or representations by the Company or the agents, representatives, or attorneys of any of the entities within the definition of Company regarding any subject matter addressed in this Agreement.

19.Severability. If any provision of this Agreement is held invalid, such invalidation shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provision or application, and to this end the provisions of this Agreement are declared to be severable. If, moreover, any one or more of the provisions (or portions thereof) contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be unenforceable because it is excessively broad as to duration or scope of prohibited activities, it shall be (to the extent permitted by law) construed by limiting and reducing it, so as to extend and be enforced only over the maximum duration and scope of activities as to which it may be enforceable under applicable law.

20.Modification. This Agreement may be modified or amended only by a written instrument duly signed by each of the parties hereto or their respective successors or assigns. The parties’ rights and obligations hereunder shall survive this Agreement becoming effective and Executive’s termination of employment in accordance with their respective terms.

21.Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

22.Acceptance of Agreement. Executive agrees that if Executive timely revokes this Agreement prior to the end of the seven (7) day revocation period, the provisions of this Agreement shall be void and of no further force and effect.

23.Successors and Assigns; Third-Party Beneficiaries. Executive may not assign this Separation Agreement. Executive hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets. The Releasees are expressly intended to be third-party beneficiaries of this Separation Agreement and it may be enforced by each of them.

24.Knowing and Voluntary Agreement. By Executive’s signature below, Executive represents and warrants that Executive (i) has been given a reasonable amount of time of at least twenty-one (21) days to review and consider this Agreement, (ii) is hereby advised in writing to consult with independent legal counsel in connection with this Agreement; (iii) is represented by counsel of his choosing in connection with this matter; (iv) has read and reviewed this Agreement thoroughly and fully understands its terms and conditions and their significance and has discussed them with Executive’s independent legal counsel, or has had a reasonable opportunity to have done so; and (v) agrees to all the terms and conditions of this Agreement and is signing this Agreement voluntarily and of Executive’s own free will, with the full understanding of its terms, conditions and legal consequences, and with the intent to be bound hereby.

25.Counterparts. This Separation Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. An originally executed version of this Separation Agreement that is scanned as an image file (e.g., Adobe PDF, TIF, etc.) and then delivered by one party to the other party via electronic mail as evidence of signature, shall, for all purposes hereof, be deemed an original signature. In addition, an originally executed version of this Separation Agreement that is delivered via facsimile by one party to the other party as evidence of signature shall, for all purposes hereof, be deemed an original.

[Signature Page Follows]

IN WITNESS WHEREOF, Executive and a duly authorized representative of the Company hereby certify that they have read this Separation Agreement in its entirety and voluntarily executed it, as of the date(s) set forth under their respective signatures.

EXECUTIVE	FORGE GLOBAL HOLDINGS, INC.
/s/ Mark Lee	By: /s/ Kelly Rodriques
MARK LEE	Name: Kelly Rodriques Title: Chief Executive Officer
2/2/2025	2/3/2025
Date	Date